Exhibit 99.1

NEWS STORY FOR COMMONWEALTH BANKSHARES, INC.

July 27, 2004

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Quarterly Cash Dividend

Norfolk, VA, July 27 / PRNewswire-FirstCall/ (NASDAQ: CWBS) — At their July board meeting, the directors of Commonwealth Bankshares, Inc. declared a quarterly cash dividend in the amount of $0.05 per share on its common stock, payable August 31, 2004, to shareholders of record as of August 23, 2004. This is the third quarterly dividend declared in 2004 for a total year to date dividend of $0.15, a 25% increase over the $0.12 total dividend declared during the first three quarters of 2003.

Management has increased its dividends paid out to its shareholders in order to share in the Company’s record earnings. Net income for the quarter ended March 31, 2004 totaled a record $544.8 thousand, an increase of 3.4% over the record $526.8 thousand reported in the first quarter of 2003. The Company’s net income for the year ended December 31, 2003 reached a record $2.5 million or a 51.9% increase from the $1.7 million reported for the year ended 2002. In 2003, total dividends paid out to its shareholders equaled $0.16 per share up 52.4% from $0.105 per share paid in 2002.

Commonwealth Bankshares, Inc. offers its shareholders the convenience of a Dividend Reinvestment and Stock Purchase Plan and the direct deposit of cash dividends, without payment of any brokerage commission, fee or service charge.

Holders of stock may have their quarterly dividends automatically reinvested in additional shares of the Company’s common stock by utilizing the Dividend Reinvestment Plan. Shares of common stock purchased through the Dividend Reinvestment Plan with reinvested dividends will be 95% of the market price.

Shareholders participating in the Stock Purchase Plan may also make voluntary cash contributions not to exceed $20,000 per quarter. These shares are issued at market value, without incurring brokerage commissions. In addition, shareholders also have the option of having their cash dividends deposited directly into an account with Bank of the Commonwealth.

Shareholders may receive information on the Dividend Reinvestment and Stock Purchase Plan or direct deposit of cash dividends by contacting the Stock Transfer Department at Bank of the Commonwealth, P.O. Box 1177, Norfolk, VA 23501-1177.

Commonwealth Bankshares, Inc. is the parent company of Bank of the Commonwealth, a full-service community bank headquartered in Norfolk, VA with nine branches and 17 ATM’s serving the Hampton Roads Community of Virginia. Additional information about the Company can be found on the Web at www.bankofthecommonwealth.com.

07/27/2004

Contact: E.J. Woodard, Jr., CLBB, Chairman Of The Board, President, and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501-1177, Phone: (757) 446-6904, or ewoodard@bocmail.net/ Web Site: http://bankofthecommonwealth.com/